NEWS RELEASE
CONTACT:	John Valaas, President & CEO
Roger Mandery, EVP & CFO
425.455.7300

Shareholders Of  First  Mutual  Bancshares,  Inc. Approve Merger With and Into Washington Federal, Inc.

BELLEVUE, WA – October 11, 2007 – First Mutual Bancshares, Inc. (NASDAQ: FMSB) announced today that, at a special meeting of shareholders of  First  Mutual  Bancshares which was held earlier today, the merger of  First Mutual  Bancshares,  Inc. with and into Washington Federal, Inc. was approved. 85.06% of the shareholders voted in favor of the merger, 0.9 5% voted against or abstained and the remainder did not vote. The merger is expected to close in November 2007.

Once the merger is completed, shares of First Mutual Bancshares common stock will be exchanged for either shares of Washington Federal common stock, cash, or a combination of stock and cash as chosen by the shareholder, subject to the election and allocation procedures described in the proxy statement/prospectus, dated September 5, 2007, and the merger agreement. On or about October 12, 2007, a form for making an election will be sent to shareholders. Shareholders with questions about election procedures may call Mellon Investor Services LLC, the exchange and information agent, at 1-888-823-4417.

First Mutual Bancshares, Inc. is the parent company of First Mutual Bank, an independent, community-based bank that operates 12 full-service banking centers in the Puget Sound area and sales finance offices in Orange Park, Florida and Mt. Clemens, Michigan.

www.firstmutual.com

NOTE:  Transmitted on Prime Newswire on October 11, 2007, at 03:40pm Pacific)